UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
1934

Date of report (Date of earliest event reported)
August 2, 2022

DIGITAL BRANDS GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-40400	46-1942864
(Commission File Number)	(IRS Employer Identification No.)

1400 Lavaca Street, Austin, TX	78701
(Address of Principal Executive Offices)	(Zip Code)

(209) 651-0172

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001	DBGI	The Nasdaq Stock Market LLC
Warrants, each exercisable to purchase one share of Common Stock	DBGIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously reported on June 23, 2022, Digital Brands Group, Inc., a Delaware corporation (the “Company” or “DBG”), entered into an Amended and Restated Membership Interest Purchase Agreement (the “Agreement”) on June 17, 2022 with Moise Emquies, George Levy, Matthieu Leblan and Carol Ann Emquies (“Sellers”), Sunnyside, LLC, a California limited liability company (“Sundry”), and George Levy as the Sellers’ representative (the “Sellers’ Representative”), pursuant to which the Company will acquire all of the issued and outstanding membership interests of Sundry (such transaction, the “Acquisition”).

In connection with the proposed Acquisition, the Company is filing this Current Report on Form 8-K to provide the following financial information with respect to Sundry and the Company:

(1) unaudited pro forma combined balance sheets of DBG and Sundry as of March 31, 2022 and unaudited pro forma combined statements of operations for the three months ended March 31, 2022 and the year ended December 31, 2021;

(2) audited balance sheets of Harper & Jones, LLC (the “H&J”) as of December 31, 2020 and 2019, and the related statements of operations, members’ deficit, and cash flows, for the years then ended, and the related notes, filed as Exhibit 99.1 and incorporated by reference herein;

(3) audited balance sheet of Mosbest, LLC, dba Stateside (“Stateside”) as of December 31, 2020, and the related statements of operations, member’s equity, and cash flows for the year then ended, filed as Exhibit 99.2 and incorporated by reference herein;

(4) audited balance sheets of Sunnyside LLC (“Sundry”) as of December 31, 2021 and 2020 and the related statements of operations, members’ equity, and cash flows for the years ended December 31, 2021 and December 31, 2020, filed as Exhibit 99.3 and incorporated by reference herein;

(5) unaudited balance sheets of Sunnyside, LLC as of March 31, 2022 and December 31, 2021, and statement of operations for the three months ended March 31, 2022 and March 31, 2021, filed as Exhibit 99.4 and incorporated by reference herein.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below before making an investment decision. If any of the following risks are realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the trading price of our securities could decline, and you could lose part or all of your investment.

Risks related to our financial condition and business

We have incurred significant net losses since our inception and cannot assure you that we will achieve or maintain profitable operations.

We have incurred significant net losses since inception. Our net loss was approximately $7.8 million for the three months ended March 31, 2022 and $32.4 million and $10.7 million for the years ended December 31, 2021 and 2020, respectively. As of March 31, 2022, we had an accumulated deficit of $73.5 million. We may continue to incur significant losses in the future for a number of reasons, including unforeseen expenses, difficulties, complications, delays, and other unknown events, including the length of time COVID-19 related restrictions impact the business.

We anticipate that our operating expenses will increase substantially in the foreseeable future as we undertake the acquisition and integration of different brands, incur expenses associated with maintaining compliance as a public company, and increased marketing and sales efforts to increase our customer base. These increased expenditures may make it more difficult to achieve and maintain profitability. In addition, our efforts to grow our business may be more expensive than we expect, and we may not be able to generate sufficient revenue to offset increased operating expenses. If we are required to reduce our expenses, our growth strategy could be materially affected. We will need to generate and sustain significant revenue levels in future periods in order to become profitable, and, even if we do, we may not be able to maintain or increase our level of profitability.

Accordingly, we cannot assure you that we will achieve sustainable operating profits as we continue to expand our product offerings and infrastructure, further develop our marketing efforts, and otherwise implement our growth initiatives. Any failure to achieve and maintain profitability would have a materially adverse effect on our ability to implement our business plan, our results and operations, and our financial condition.

If we do not obtain adequate capital funding or improve our financial performance, we may not be able to continue as a going concern.

We have incurred a net loss in each year since our inception and expect to incur losses in future periods as we continue to increase our expenses in order to grow our business. We have a working capital deficit of $36.2 million at March 31, 2022. These factors raise substantial doubt about our Company’s ability to continue as a going concern. If we are unable to obtain adequate funding or if we are unable to grow our revenue substantially to achieve and sustain profitability, we may not be able to continue as a going concern. The report of our independent registered public accounting firm for the year ended December 31, 2021 included herein contains an explanatory paragraph indicating that there is substantial doubt as to our ability to continue as a going concern as a result of recurring losses from operations.

We have an immediate need to raise additional funds to support our operations. If we are unable to raise additional capital when required or on acceptable terms, we will be required to significantly delay, scale back or restrict our operations or obtain funds by entering into agreements on unattractive terms, which would have a material adverse effect on our business, stock price and our relationships with third parties with whom we have business relationships, at least until additional funding is obtained. If we do not have sufficient funds to continue operations, we could be required to seek bankruptcy protection or other alternatives that would likely result in our stockholders losing some or all of their investment in us. In addition, our ability to achieve profitability or to respond to competitive pressures would be significantly limited.

The amount and timing of our future funding requirements depends on many factors, including

• Our debt service obligations as they mature;

• The timing and cost of potential future acquisitions;

• Integration of the businesses that we have acquired or may acquire in the future;

• The hiring of additional management and other personnel as we continue to grow; and

• Any costs associated with any build-out and opening of showrooms, as needed, for certain of our brands.

We cannot be certain that additional funding will be available on acceptable terms, or at all. In addition, we have in the past and may in the future be restricted or limited by our current outstanding indebtedness on our ability to enter into additional indebtedness and any future debt financing based upon covenants that restrict our operations, including limitations on our ability to incur liens or additional debt, pay dividends, redeem our stock, make certain investments and engage in certain merger, consolidation or asset sale transactions.

Widespread outbreak of an illness or any other public health crisis, including the recent coronavirus (COVID-19) global pandemic, could materially and adversely affect, and has materially and adversely affected, our business, financial condition and results of operations.

Our business has been, and will continue to be, impacted by the effects of the COVID-19 global pandemic in countries where our suppliers, third-party service providers or consumers are located. These effects include recommendations or mandates from governmental authorities to close businesses, limit travel, avoid large gatherings or to self-quarantine, as well as temporary closures and decreased operations of the facilities of our suppliers, service providers and customers. The impacts on us have included, and in the future could include, but are not limited to:

• significant uncertainty and turmoil in global economic and financial market conditions causing, among other things: decreased consumer confidence and decreased consumer spending, now and in the mid and long-term. Specifically, COVID has impacted our business in several ways, including store closings, supply chain disruptions and delivery delays, meaningfully lower net revenue, furloughs and layoffs of 52 employees and increased costs to operate our warehouse to ensure a healthy and safe work environment. Approximately 220 boutique stores where we sold our products closed temporarily and permanently in 2020 and into 2021, representing a reduction in approximately 40% of such stores prior to COVID. Additionally, approximately 40 department stores that carried our products have closed as well, representing a reduction of approximately 35% of such stores prior to COVID. We do not anticipate the department stores will open those stores back up, and we do not anticipate a majority of the closed boutique stores will reopen. We also waited to hire a new Creative Director until the summer, once we knew that stores would open back up at some capacity. This delay in hiring a new designer also impacted the first half of 2021. We expect to also experience lower order quantities from our accounts throughout the first half of 2022 versus pre-COVID levels, but meaningfully higher than 2020 or 2021.

• inability to access financing in the credit and capital markets at reasonable rates (or at all) in the event we, or our suppliers find it desirable to do so, increased exposure to fluctuations in foreign currency exchange rates relative to the U.S. Dollar, and volatility in the availability and prices for commodities and raw materials we use for our products and in our supply chain. Specifically, the pandemic shut down our supply chain for several months in 2020, and delayed deliveries throughout the year.

• inability to meet our consumers’ needs for inventory production and fulfillment due to disruptions in our supply chain and increased costs associated with mitigating the effects of the pandemic caused by, among other things: reduction or loss of workforce due to illness, quarantine or other restrictions or facility closures, scarcity of and/or increased prices for raw materials, scrutiny or embargoing of goods produced in infected areas, and increased freight and logistics costs, expenses and times; failure of third parties on which we rely, including our suppliers, customers, distributors, service providers and commercial banks, to meet their obligations to us or to timely meet those obligations, or significant  disruptions in their ability to do so, which may be caused by their own financial or operational difficulties, including business failure or insolvency and collectability of existing receivables; and

• significant changes in the conditions in markets in which we do business, including quarantines, governmental or regulatory actions, closures or other restrictions that limit or close our operating and manufacturing facilities and restrict our employees’ ability to perform necessary business functions, including operations necessary for the design, development, production, distribution, sale, marketing and support of our products. Specifically, we had to furlough and layoff a significant amount of employees to adjust to our lower revenues.

Any of these impacts could place limitations on our ability to execute on our business plan and materially and adversely affect our business, financial condition and results of operations. We continue to monitor the situation and may adjust our current policies and procedures as more information and guidance become available regarding the evolving situation. The impact of COVID-19 may also exacerbate other risks discussed in this “Risk Factors” section, any of which could have a material effect on us. This situation is changing rapidly and additional impacts may arise that we are not aware of currently.

If our efforts to locate desirable targets are unsuccessful or if we are unable to acquire desirable companies on commercially reasonable terms , we may not be able to grow the business and our revenues and operating results will be adversely affected.

One of our principal growth strategies has been and continues to be is to grow our business and increase our revenue through the acquisition of additional businesses within our industry.. It may be difficult for us to identify desirable companies to acquire. We may face competition in our pursuit to acquire additional businesses, which could limit the number of available companies for sale and may lead to higher acquisition prices. When we identify desirable companies, their owners may not be willing to sell their companies at all or on terms that we have determined to be commercially reasonable. If our efforts to locate and acquire desirable companies on terms that are acceptable to us are not successful, our revenues and operating results may be adversely affected.

We may not be able to successfully integrate future acquisitions or generate sufficient revenues from future acquisitions, which could cause our business to suffer.

A significant part of our grown strategy is acquiring additional businesses. If we buy a company or a division of a company in the future, there can be no assurance that we will be able to profitably manage such business or successfully integrate such business without substantial costs, delays or other operational or financial problems. Acquisitions also may require us to spend a substantial portion of our available cash, incur debt or other liabilities, amortize expenses related to intangible assets, incur write-offs of goodwill or other assets or obligate us to issue a substantial number of shares of our capital stock, which would result in dilution for our existing stockholders. There can be no assurance that the businesses we acquire in the future will achieve anticipated revenues or earnings. Additionally:

• the key personnel of the acquired business may decide not to work for us;

• changes in management at an acquired business may impair its relationships with employees and customers;

• we may be unable to maintain uniform standards, controls, procedures and policies among acquired businesses;

• we may be unable to successfully implement infrastructure, logistics and systems integration;

• we may be held liable for legal claims (including environmental claims) arising out of activities of the acquired businesses prior to our acquisitions, some of which we may not have discovered during our due diligence, and we may not have indemnification claims available to us or we may not be able to realize on any indemnification claims with respect to those legal claims;

• we will assume risks associated with deficiencies in the internal controls of acquired businesses;

• we may not be able to realize the cost savings or other financial benefits we anticipated;

• we may be unable to successfully scale an acquired business; and

• our ongoing business may be disrupted or receive insufficient management attention.

Some or all of these factors could have a material adverse effect on our business, financial condition and results of operations. Moreover, we may not benefit from our acquisitions as we expect, or in the time frame we expect. In the apparel industry, differing brands are used to reach different market segments and capture new market share. However, not every brand deployment is successful. In addition, integrating an acquired business or technology is risky. We may incur significant costs acquiring, developing, and promoting new brands only to have limited market acceptance and limited resulting sales. If this occurs, our financial results may be negatively impacted and we may determine it is in the best interest of the Company to no longer support that brand. If a new brand does not generate sufficient revenues or if we are unable to efficiently manage our expanded operations, our results of operations will be adversely affected. Finally, acquisitions could be viewed negatively by analysts, investors or our customers.

In addition, we may not be successful in acquiring businesses and may expend time and expenses in connection with failed acquisitions. For example, in connection with our Series CF financing, we disclosed that we were planning to acquire a New Jersey based apparel company. On September 10, 2020, we and the acquisition target mutually agreed to terminate the acquisition. In addition to such time and expenses, public announcement of a failed acquisition could also negatively impact the trading price of our common stock.

We may be subject to claims arising from the operations of our various businesses for periods prior to the dates we acquired them.

We may be subject to claims or liabilities arising from the ownership or operation of acquired businesses for the periods prior to our acquisition of them, including environmental, warranty, workers’ compensation and other employee-related and other liabilities and claims not covered by insurance. These claims or liabilities could be significant. Our ability to seek indemnification from the former owners of our acquired businesses for these claims or liabilities may be limited by various factors, including the specific time, monetary or other limitations contained in the respective acquisition agreements and the financial ability of the former owners to satisfy our indemnification claims. In addition, insurance companies may be unwilling to cover claims that have arisen from acquired businesses or locations, or claims may exceed the coverage limits that our acquired businesses had in effect prior to the date of acquisition. If we are unable to successfully obtain insurance coverage of third-party claims or enforce our indemnification rights against the former owners, or if the former owners are unable to satisfy their obligations for any reason, including because of their current financial position, we could be held liable for the costs or obligations associated with such claims or liabilities, which could adversely affect our financial condition and results of operations.

Our ability to acquire additional businesses may require issuances of our common stock and/or debt financing that we may be unable to obtain on acceptable terms.

The timing, size and success of our acquisition efforts and the associated capital commitments cannot be readily predicted. We intend to use our common stock, cash, debt and borrowings under our credit facility, if necessary, as consideration for future acquisitions of companies. The issuance of additional common stock in connection with future acquisitions may be dilutive to holders of shares of common stock issued in this offering. In addition, if our common stock does not maintain a sufficient market value or potential acquisition candidates are unwilling to accept common stock as part of the consideration for the sale of their businesses, we may be required to use more of our cash resources, including obtaining additional capital through debt financing. However, there can be no assurance that we will be able to obtain financing if and when it is needed or that it will be available on terms that we deem acceptable. As a result, we may be unable to pursue our acquisition strategy successfully, which may prevent us from achieving our growth objectives.

We have an amount of debt which may be considered significant for a company of our size which could adversely affect our financial condition and our ability to react to changes in our business.

As of March 31, 2022, we had an aggregate principal amount of debt outstanding of approximately $22.3 million.

We believe this is an amount of indebtedness which may be considered significant for a company of our size and current revenue base. Our substantial debt could have important consequences to us. For example, it could:

• make it more difficult for us to satisfy our obligations to the holders of our outstanding debt, resulting in possible defaults on and acceleration of such indebtedness;

• require us to dedicate a substantial portion of our cash flows from operations to make payments on our debt, which would reduce the availability of our cash flows from operations to fund working capital, capital expenditures or other general corporate purposes;

• increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations;

• place us at a competitive disadvantage to our competitors with proportionately less debt for their size;

• limit our ability to refinance our existing indebtedness or borrow additional funds in the future;

• limit our flexibility in planning for, or reacting to, changing conditions in our business; and

• limit our ability to react to competitive pressures or make it difficult for us to carry out capital spending that is necessary or important to our growth strategy.

Any of the foregoing impacts of our substantial indebtedness could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to generate sufficient cash to service all of our debt or refinance our obligations and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

Our ability to make scheduled payments on our indebtedness or to refinance our obligations under our debt agreements, will depend on our financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business risk factors we face as described in this section, many of which may be beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures or planned growth objectives, seek to obtain additional equity capital or restructure our indebtedness. In the future, our cash flows and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet scheduled debt service obligations. In addition, the recent worldwide credit crisis could make it more difficult for us to refinance our indebtedness on favorable terms, or at all.

In the absence of such operating results and resources, we may be required to dispose of material assets to meet our debt service obligations. We may not be able to consummate those sales, or, if we do, we will not control the timing of the sales or whether the proceeds that we realize will be adequate to meet debt service obligations when due.

For example, as of March 31, 2021, we owed our senior secured lender approximately $6.0 million that is due on the scheduled maturity date of December 31, 2022. Our credit agreement contains negative covenants that, subject to significant exceptions limit our ability, among other things to make restricted payments, pledge assets as security, make investments, loans, advances, guarantees and acquisitions, or undergo other fundamental changes. A breach of any of these covenants could result in a default under the credit facility and permit the lender to cease making loans to us. If for whatever reason we have insufficient liquidity to make scheduled payments under our credit facility or to repay such indebtedness by the schedule maturity date, we would seek the consent of our senior lender to modify such terms. Although our senior lender has previously agreed to seven prior modifications of our credit agreement, there is no assurance that it will agree to any such modification and could then declare an event of default. Upon the occurrence of an event of default under this agreement, the lender could elect to declare all amounts outstanding thereunder to be immediately due and payable. We have pledged all of our assets as collateral under our credit facility. If the lender accelerates the repayment of borrowings, we may not have sufficient assets to repay them and we could experience a material adverse effect on our financial condition and results of operations.

Our results of operations could be adversely affected as a result of asset impairments.

Our results of operations and financial condition could be adversely affected by impairments to goodwill, other intangible assets, receivables, long-lived assets or investments. For example, when we acquire a business, we record goodwill in an amount equal to the amount we paid for the business minus the fair value of the net tangible assets and other identifiable intangible assets of the acquired business. Goodwill and other intangible assets that have indefinite useful lives cannot be amortized, but instead must be tested at least annually for impairment. As a result of our recent acquisitions, our goodwill and intangible assets as of March 31, 2022 were $18.2 million and $12.3 million, respectively. Any future impairments, including impairments of goodwill, intangible assets, long- lived assets or investments, could have a material adverse effect on our financial condition and results of operations for the period in which the impairment is recognized.

If we fail to effectively manage our growth, our business, financial condition and operating results could be harmed.

We have grown and expect to continue to grow rapidly and to effectively manage our growth, we must continue to implement our operational plans and strategies, improve our business processes, improve and expand our infrastructure of people and information systems, and expand, train and manage our employee base. Since our inception and as a result of our acquisitions, we have rapidly increased our employee headcount across our organization to support the growth of our business. To support continued growth, we must effectively integrate, develop and motivate a large number of new employees while maintaining our corporate culture. We face significant competition for personnel. To attract top talent, we have had to offer, and expect to continue to offer, competitive compensation and benefits packages before we can validate the productivity of new employees. We may also need to increase our employee compensation levels to remain competitive in attracting and retaining talented employees. The risks associated with a rapidly growing workforce will be particularly acute as we choose to expand into new merchandise categories and internationally. Additionally, we may not be able to hire new employees quickly enough to meet our needs. If we fail to effectively manage our hiring needs or successfully integrate new hires, our efficiency, our ability to meet forecasts and our employee morale, productivity and retention could suffer, which may have an adverse effect on our business, financial condition and operating results.

We are also required to manage numerous relationships with various vendors and other third parties. Further growth of our operations, vendor base, fulfillment center, information technology systems or internal controls and procedures may not be adequate to support our operations. If we are unable to manage the growth of our organization effectively, our business, financial condition and operating results may be adversely affected.

If we are unable to anticipate and respond to changing customer preferences and shifts in fashion and industry trends in a timely manner, our business, financial condition and operating results could be harmed.

Our success largely depends on our ability to consistently gauge tastes and trends and provide a diverse and balanced assortment of merchandise that satisfies customer demands in a timely manner. Our ability to accurately forecast demand for our products could be affected by many factors, including an increase or decrease in demand for our products or for products of our competitors, our failure to accurately forecast acceptance of new products, product introductions by competitors, unanticipated changes in general market conditions, and weakening of economic conditions or consumer confidence in future economic conditions. We typically enter into agreements to manufacture and purchase our merchandise in advance of the applicable selling season and our failure to anticipate, identify or react appropriately, or in a timely manner to changes in customer preferences, tastes and trends or economic conditions could lead to, among other things, missed opportunities, excess inventory or inventory shortages, markdowns and write-offs, all of which could negatively impact our profitability and have a material adverse effect on our business, financial condition and operating results. Failure to respond to changing customer preferences and fashion trends could also negatively impact the image of our brands with our customers and result in diminished brand loyalty.

Our business depends on our ability to maintain a strong portfolio of brands and engaged customers.. We may not be able to maintain and enhance our existing brand portfolio if we receive customer complaints, negative publicity or otherwise fail to live up to consumers’ expectations, which could materially adversely affect our business, operating results and growth prospects.

Our ability to acquire or offer new brands and maintain and enhance the appeal of our existing brands is critical to expanding our base of customers. A significant portion of our customers’ experience depends on third parties outside of our control, including vendors, suppliers and logistics providers such as FedEx, UPS and the U.S. Postal Service. If these third parties do not meet our or our customers’ expectations, including timely delivery of our products, or if they increase their rates, our business may suffer irreparable damage or our costs may increase. Also, if we fail to promote and maintain our brands, or if we incur excessive expenses in this effort, our business, operating results and financial condition may be materially adversely affected. We anticipate that as our market becomes increasingly competitive, our ability to acquire or offer new brands and to maintain and enhance our existing brands may become increasingly difficult and expensive and will depend largely on our ability to provide high quality products to our customers and a reliable, trustworthy and profitable sales channel to our vendors, which we may not do successfully.

Customer complaints or negative publicity about our sites, products, product delivery times, customer data handling and security practices or customer support, especially on blogs, social media websites and our sites, could rapidly and severely diminish consumer use of our sites and consumer and supplier confidence in us and result in harm to our brands.

An economic downturn or economic uncertainty in the United States may adversely affect consumer discretionary spending and demand for our products.

Our operating results are affected by the relative condition of the United States economy as many of our products may be considered discretionary items for consumers. Our customers may reduce their spending and purchases due to job loss or fear of job loss, foreclosures, bankruptcies, higher consumer debt and interest rates, reduced access to credit, falling home prices, increased taxes, and/or lower consumer confidence. Consumer demand for our products may not reach our targets, or may decline, when there is an economic downturn or economic uncertainty. Current, recent past, and future conditions may also adversely affect our pricing and liquidation strategy; promotional activities, product liquidation, and decreased demand for consumer products could affect profitability and margins. Any of the foregoing factors could have a material adverse effect on our business, results of operations, and financial condition.

Additionally, many of the effects and consequences of U.S. and global financial and economic conditions could potentially have a material adverse effect on our liquidity and capital resources, including the ability to raise additional capital, if needed, or could otherwise negatively affect our business and financial results. For example, global economic conditions may also adversely affect our suppliers’ access to capital and liquidity with which to maintain their inventory, production levels, and product quality and to operate their businesses, all of which could adversely affect our supply chain. Market instability could make it more difficult for us and our suppliers to accurately forecast future product demand trends, which could cause us to carry too much or too little merchandise in various product categories.

We operate in highly competitive markets and the size and resources of some of our competitors may allow them to compete more effectively than we can, resulting in a loss of our market share and a decrease in our net revenue.

The markets in which we compete are highly competitive. Competition may result in pricing pressures, reduced profit margins or lost market share, or a failure to grow or maintain our market share, any of which could substantially harm our business and results of operations. We compete directly against wholesalers and direct retailers of apparel, including large, diversified apparel companies with substantial market share and strong worldwide brand recognition. Many of our competitors, including Vince, James Perse, Rag & Bone, Madewell, AG, FRAME, All Saints, Zegna and Ralph Lauren, have significant competitive advantages, including longer operating histories, larger and broader customer bases, more established relationships with a broader set of suppliers, greater brand recognition and greater financial, research and development, marketing, distribution, and other resources than we do.

As a result, these competitors may be better equipped than we are to influence consumer preferences or otherwise increase their market share by:

• quickly adapting to changes in customer requirements or consumer preferences;

• discounting excess inventory that has been written down or written off;

• devoting resources to the marketing and sale of their products, including significant advertising campaigns, media placement, partnerships and product endorsement; and

• engaging in lengthy and costly intellectual property and other disputes.

Our inability to compete successfully against our competitors and maintain our gross margin could have a material adverse effect on our business, financial condition and results of operations.

Use of social media and influencers may materially and adversely affect our reputation or subject us to fines or other penalties.

We use third-party social media platforms as, among other things, marketing tools. We also maintain relationships with many social media influencers and engage in sponsorship initiatives. As existing e-commerce and social media platforms continue to rapidly evolve and new platforms develop, we must continue to maintain a presence on these platforms and establish presences on new or emerging popular social media platforms. If we are unable to cost-effectively use social media platforms as marketing tools or if the social media platforms we use change their policies or algorithms, we may not be able to fully optimize such platforms, and our ability to maintain and acquire customers and our financial condition may suffer.

Furthermore, as laws and regulations and public opinion rapidly evolve to govern the use of these platforms and devices, the failure by us, our employees, our network of social media influencers, our sponsors or third parties acting at our direction to abide by applicable laws and regulations in the use of these platforms and devices or otherwise could subject us to regulatory investigations, class action lawsuits, liability, fines or other penalties and have a material adverse effect on our business, financial condition and operating results.

In addition, an increase in the use of social media for product promotion and marketing may cause an increase in the burden on us to monitor compliance of such materials, and increase the risk that such materials could contain problematic product or marketing claims in violation of applicable regulations. For example, in some cases, the FTC has sought enforcement action where an endorsement has failed to clearly and conspicuously disclose a financial relationship or material connection between an influencer and an advertiser.

We do not prescribe what our influencers post, and if we were held responsible for the content of their posts or their actions, we could be fined or forced to alter our practices, which could have an adverse impact on our business.

Negative commentary regarding us, our products or influencers and other third parties who are affiliated with us may also be posted on social media platforms and may be adverse to our reputation or business. Influencers with whom we maintain relationships could engage in behavior or use their platforms to communicate directly with our customers in a manner that reflects poorly on our brand and may be attributed to us or otherwise adversely affect us. It is not possible to prevent such behavior, and the precautions we take to detect this activity may not be effective in all cases. Our target consumers often value readily available information and often act on such information without further investigation and without regard to its accuracy. The harm may be immediate, without affording us an opportunity for redress or correction.

If we fail to retain existing customers, or fail to maintain average order value levels, we may not be able to maintain our revenue base and margins, which would have a material adverse effect on our business and operating results.

A significant portion of our net sales are generated from sales to existing customers. If existing customers no longer find our offerings appealing, or if we are unable to timely update our offerings to meet current trends and customer demands, our existing customers may make fewer or smaller purchases in the future. A decrease in the number of our customers who make repeat purchases or a decrease in their spending on the merchandise we offer could negatively impact our operating results. Further, we believe that our future success will depend in part on our ability to increase sales to our existing customers over time, and if we are unable to do so, our business may suffer. If we fail to generate repeat purchases or maintain high levels of customer engagement and average order value, our growth prospects, operating results and financial condition could be materially adversely affected.

We purchase inventory in anticipation of sales, and if we are unable to manage our inventory effectively, our operating results could be adversely affected.

Our business requires us to manage a large volume of inventory effectively. We regularly add new apparel, accessories and beauty styles to our sites, and we depend on our forecasts of demand for and popularity of various products to make purchase decisions and to manage our inventory of stock-keeping units, or SKUs. Demand for products, however, can change significantly between the time inventory is ordered and the date of sale. Demand may be affected by seasonality, new product launches, rapid changes in product cycles and pricing, product defects, promotions, changes in consumer spending patterns, changes in consumer tastes with respect to our products and other factors, and our consumers may not purchase products in the quantities that we expect.

It may be difficult to accurately forecast demand and determine appropriate levels of product. We generally do not have the right to return unsold products to our suppliers. If we fail to manage our inventory effectively or negotiate favorable credit terms with third-party suppliers, we may be subject to a heightened risk of inventory obsolescence, a decline in inventory values, and significant inventory write-downs or write-offs. In addition, if we are required to lower sale prices in order to reduce inventory level or to pay higher prices to our suppliers, our profit margins might be negatively affected. Any failure to manage owned brand expansion or accurately forecast demand for owned brands could adversely affect growth, margins and inventory levels. In addition, our ability to meet customer demand has been and may be in the future negatively impacted by disruptions in the supply chain from a number of factors, including, for example, the COVID-19 coronavirus outbreak in China. The COVID-19 coronavirus has and is expected to continue to impact our supply chain and may delay or prevent the manufacturing or transport of product. Any of the above may materially and adversely affect our business, financial condition and operating results.

Merchandise returns could harm our business.

We allow our customers to return products, subject to our return policy. If the rate of merchandise returns increases significantly or if merchandise return economics become less efficient, our business, financial condition and operating results could be harmed. Further, we modify our policies relating to returns from time to time, which may result in customer dissatisfaction or an increase in the number of product returns. From time to time our products are damaged in transit, which can increase return rates and harm our brands.

We rely on third-party suppliers and manufacturers to provide raw materials for and to produce our products, and we have limited control over these suppliers and manufacturers and may not be able to obtain quality products on a timely basis or in sufficient quantity.

We rely on third-party suppliers primarily located outside of the United States to provide raw materials for our products. In addition, we do not own or operate any manufacturing facilities and rely solely on unaffiliated manufacturers primarily located outside the United States to manufacture our products. Increases in the costs of labor and other costs of doing business in these countries could significantly increase our costs to produce our products and could have a negative impact on our operations, net revenue, and earnings. In addition, certain of our manufacturers are subject to government regulations related to wage rates, and therefore the labor costs to produce our products may fluctuate. Factors that could negatively affect our business include a potential significant revaluation of the currencies used in these countries, which may result in an increase in the cost of producing products, labor shortages and stoppages and increases in labor costs, and difficulties in moving products manufactured out of the countries in which they are manufactured and through the ports in North America, whether due to port congestion, labor disputes, product regulations and/or inspections or other factors, and natural disasters or health pandemics. A labor strike or other transportation disruption affecting these ports could significantly disrupt our business. In addition, the imposition of trade sanctions or other regulations against products imported by us from, or the loss of “normal trade relations” status with any country in which our products are manufactured, could significantly increase our cost of products and harm our business. We may also experience increased costs in raw goods, transportation and labor. Additionally, we are also subject to global supply chain disruptions, which may include longer lead times for raw fabrics, inbound shipping and longer production times Supply chain issues have specifically impacted the following for our brands:

• Increased costs in raw materials from fabric prices, which have increased 10% to 100% depending on the fabric, the time of year, and the origin of the fabric, as well as where the fabric is being shipped;

• Increased cost per kilo to ship via sea or air, which has increased from 25% to 300% depending on the time of year and from the country we are shipping from;

• Increased transit time via sea or air, which have increased by two weeks to two months; and

• Increased labor costs for producing the finished goods, which have increased 5% to 25% depending on the country and the labor skill required to produce the goods.

The operations of our suppliers can be subject to additional risks beyond our control, including shipping delays, labor disputes, trade restrictions, tariffs and embargos, or any other change in local conditions. We may experience a significant disruption in the supply of fabrics or raw materials from current sources or, in the event of a disruption, we may be unable to locate alternative materials suppliers of comparable quality at an acceptable price, or at all. We do not have any long-term supply contracts in place with any of our suppliers and we compete with other companies, including many of our competitors, for fabrics, raw materials, production and import quota capacity. We have occasionally received, and may in the future receive, shipments of products that fail to comply with our specifications or that fail to conform to our quality control standards. We have also received, and may in the future receive, products that are otherwise unacceptable to us or our customers. Under these circumstances, we may incur substantial expense to remedy the problems and may be required to obtain replacement products. If we fail to remedy any such problem in a timely manner, we risk the loss of net revenue resulting from the inability to sell those products and related increased administrative and shipping costs. Additionally, if the unacceptability of our products is not discovered until after such products are purchased by our customers, our customers could lose confidence in our products or we could face a product recall. In such an event our brand reputation may be negatively impacted which could negatively impact our results of operations.

These and other factors beyond our control could result in our third-party suppliers and manufacturers being unable to fill our orders in a timely manner. If we experience significant increased demand, or we lose or need to replace an existing third- party supplier and manufacturer as a result of adverse economic conditions or other reasons, we may not be able to secure additional manufacturing capacity when required or on terms that are acceptable to us, or at all, or manufacturers may not be able to allocate sufficient capacity to us in order to meet our requirements. In addition, even if we are able to find new third-party suppliers or manufacturers, we may encounter delays in production and added costs as a result of the time it takes to train our manufacturers on our methods, products and quality control standards. Moreover, it is possible that we will experience defects, errors, or other problems with their work that will materially affect our operations and we may have little or no recourse to recover damages for these losses. Any delays, interruption or increased costs in the supply of fabric or manufacture of our products could have an adverse effect on our ability to meet retail customer and consumer demand for our products and result in lower net revenues and net income both in the short and long term.

In addition to the foregoing, one of our subsidiary’s depends on two primary suppliers located in China and Turkey for the substantial portion of raw materials used in its products and the manufacture of these products, which makes it vulnerable to a disruption in the supply of its products. As a result, termination of these supply arrangements, an adverse change in the financial condition of these suppliers or an adverse change in their ability to manufacture and/or deliver desired products on a timely basis each could have a material adverse effect on our business, financial condition and results of operations.

Our sales and gross margins may decline as a result of increasing product costs and decreasing selling prices.

The fabrics used in our products include synthetic fabrics whose raw materials include petroleum-based products, as well as natural fibers such as cotton. Significant price fluctuations or shortages in petroleum or other raw materials can materially adversely affect our cost of net revenues.

In addition, the United States and the countries in which our products are produced or sold internationally have imposed and may impose additional quotas, duties, tariffs, or other restrictions or regulations, or may adversely adjust prevailing quota, duty or tariff levels. Countries impose, modify and remove tariffs and other trade restrictions in response to a diverse array of factors, including global and national economic and political conditions, which make it impossible for us to predict future developments regarding tariffs and other trade restrictions. Trade restrictions, including tariffs, quotas, embargoes, safeguards, and customs restrictions, could increase the cost or reduce the supply of products available to us or may require us to modify our supply chain organization or other current business practices, any of which could harm our business, financial condition and results of operations.

Our operations are currently dependent on a single warehouse and distribution center, and the loss of, or disruption in, the warehouse and distribution center and other factors affecting the distribution of merchandise could have a material adverse effect on our business and operations.

Our warehouse and fulfillment/distribution functions are currently primarily handled from a single facility in Vernon, California. Our current fulfillment/distribution operations are dependent on the continued use of this facility. Any significant interruption in the operation of the warehouse and fulfillment/ distribution center due to COVID-19 restrictions, natural disasters, accidents, system issues or failures, or other unforeseen causes that materially impair our ability to access or use our facility, could delay or impair the ability to distribute merchandise and fulfill online orders, which could cause sales to decline.

We also depend upon third-party carriers for shipment of a significant amount of merchandise directly to our customers. An interruption in service by these third-party carriers for any reason could cause temporary disruptions in business, a loss of sales and profits, and other material adverse effects.

Our sales and gross margins may decline as a result of increasing freight costs.

Freight costs are impacted by changes in fuel prices through surcharges, among other factors. Fuel prices and surcharges affect freight costs both on inbound freight from suppliers to the distribution center as well as outbound freight from the distribution center to stores/shops, supplier returns and third-party liquidators, and shipments of product to customers. The cost of transporting our products for distribution and sale is also subject to fluctuation due in large part to the price of oil. Because most of our products are manufactured abroad, our products must be transported by third parties over large geographical distances and an increase in the price of oil can significantly increase costs. Manufacturing delays or unexpected transportation delays can also cause us to rely more heavily on airfreight to achieve timely delivery to our customers, which significantly increases freight costs. Increases in fuel prices, surcharges, and other potential factors may increase freight costs. Any of these fluctuations may increase our cost of products and have an adverse effect on our margins, results of operations and financial condition.

Increases in labor costs, including wages, could adversely affect our business, financial condition and results of operations.

Labor is a significant portion of our cost structure and is subject to many external factors, including unemployment levels, prevailing wage rates, minimum wage laws, potential collective bargaining arrangements, health insurance costs and other insurance costs and changes in employment and labor legislation or other workplace regulation. From time to time, legislative proposals are made to increase the federal minimum wage in the United States, as well as the minimum wage in California and a number of other states and municipalities, and to reform entitlement programs, such as health insurance and paid leave programs. As minimum wage rates increase or related laws and regulations change, we may need to increase not only the wage rates of our minimum wage employees, but also the wages paid to our other hourly or salaried employees. Any increase in the cost of our labor could have an adverse effect on our business, financial condition and results of operations or if we fail to pay such higher wages we could suffer increased employee turnover. Increases in labor costs could force us to increase prices, which could adversely impact our sales. If competitive pressures or other factors prevent us from offsetting increased labor costs by increases in prices, our profitability may decline and could have a material adverse effect on our business, financial condition and results of operations.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information, and financial and other personally identifiable information of our customers and employees. The secure processing, maintenance, and transmission of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost, or stolen. Advanced attacks are multi-staged, unfold over time, and utilize a range of attack vectors with military-grade cyber weapons and proven techniques, such as spear phishing and social engineering, leaving organizations and users at high risk of being compromised. The vast majority of data breaches, whether conducted by a cyber attacker from inside or outside of the organization, involve the misappropriation of digital identities and user credentials. These credentials are used to gain legitimate access to sensitive systems and high-value personal and corporate data. Many large, well-known organizations have been subject to cyber-attacks that exploited the identity vector, demonstrating that even organizations with significant resources and security expertise have challenges securing their identities. Any such access, disclosure, or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, a disruption of our operations, damage to our reputation, or a loss of confidence in our business, any of which could adversely affect our business, revenues, and competitive position.

Our future success depends on our key executive officers and our ability to attract, retain, and motivate qualified personnel.

Our future success largely depends upon the continued services of our executive officers and management team, especially our Chief Executive Officer and President, Mr. John “Hil” Davis. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Additionally, we may incur additional expenses to recruit and retain new executive officers. If any of our executive officers joins a competitor or forms a competing company, we may lose some or all of our customers. Finally, we do not maintain “key person” life insurance on any of our executive officers. Because of these factors, the loss of the services of any of these key persons could adversely affect our business, financial condition, and results of operations, and thereby an investment in our stock.

In addition, our continuing ability to attract and retain highly qualified personnel, especially employees with experience in the fashion and fitness industries, will also be critical to our success because we will need to hire and retain additional personnel as our business grows. There can be no assurance that we will be able to attract or retain highly qualified personnel. We face significant competition for skilled personnel in our industries. This competition may make it more difficult and expensive to attract, hire, and retain qualified managers and employees. Because of these factors, we may not be able to effectively manage or grow our business, which could adversely affect our financial condition or business. As a result, the value of your investment could be significantly reduced or completely lost.

If we cannot successfully protect our intellectual property, our business could suffer.

We rely on a combination of intellectual property rights, contractual protections and other practices to protect our brand, proprietary information, technologies and processes. We primarily rely on copyright and trade secret laws to protect our proprietary technologies and processes, including the algorithms we use throughout our business. Others may independently develop the same or similar technologies and processes, or may improperly acquire and use information about our technologies and processes, which may allow them to provide a service similar to ours, which could harm our competitive position. Our principal trademark assets include the registered trademarks “DSTLD”, “Bailey 44”, “ACE STUDIOS” and “STATESIDE” and our logos and taglines. Our trademarks are valuable assets that support our brand and consumers’ perception of our services and merchandise. We also hold the rights to the “www.digitalbrandsgroup.co”, www.dstld.com, “www.bailey44.com”, and www.harperandjones.com. Internet domain name and various related domain names, which are subject to Internet regulatory bodies and trademark and other related laws of each applicable jurisdiction. If we are unable to protect our trademarks or domain names, our brand recognition and reputation would suffer, we would incur significant expense establishing new brands and our operating results would be adversely impacted. Further, to the extent we pursue patent protection for our innovations, patents we may apply for may not issue, and patents that do issue or that we acquire may not provide us with any competitive advantages or may be challenged by third parties. There can be no assurance that any patents we obtain will adequately protect our inventions or survive a legal challenge, as the legal standards relating to the validity, enforceability and scope of protection of patent and other intellectual property rights are uncertain. We may be required to spend significant resources to monitor and protect our intellectual property rights, and the efforts we take to protect our proprietary rights may not be sufficient.

If the technology-based systems that give our customers the ability to shop with us online do not function effectively, our operating results could be materially adversely affected.

A substantial number of our customers currently shop with us through our e-commerce website and mobile application. Increasingly, customers are using tablets and smart phones to shop online with us and with our competitors and to do comparison shopping. Any failure on our part to provide an attractive, effective, reliable, user-friendly e-commerce platform that offers a wide assortment of merchandise with rapid delivery options and that continually meet the changing expectations of online shoppers could place us at a competitive disadvantage, result in the loss of sales, harm our reputation with customers, and could have a material adverse impact on our business and results of operations.

Organizations face growing regulatory and compliance requirements.

New and evolving regulations and compliance standards for cyber security, data protection, privacy, and internal IT controls are often created in response to the tide of cyber-attacks and will increasingly impact organizations. Existing regulatory standards require that organizations implement internal controls for user access to applications and data. In addition, data breaches are driving a new wave of regulation with stricter enforcement and higher penalties. Regulatory and policy-driven obligations require expensive and time-consuming compliance measures. The fear of non-compliance, failed audits, and material findings has pushed organizations to spend more to ensure they are in compliance, often resulting in costly, one-off implementations to mitigate potential fines or reputational damage. Any substantial costs associated with failing to meet regulatory requirements, combined with the risk of fallout from security breaches, could have a material adverse effect on our business and brand.

Our failure to comply with trade and other regulations could lead to investigations or actions by government regulators and negative publicity.

The labeling, distribution, importation, marketing and sale of our products are subject to extensive regulation by various federal agencies, including the Federal Trade Commission, Consumer Product Safety Commission and state attorneys general in the U.S., as well as by various other federal, state, provincial, local and international regulatory authorities in the locations in which our products are distributed or sold. If we fail to comply with those regulations, we could become subject to significant penalties or claims or be required to recall products, which could negatively impact our results of operations and disrupt our ability to conduct our business, as well as damage our brand image with consumers. In addition, the adoption of new regulations or changes in the interpretation of existing regulations may result in significant unanticipated compliance costs or discontinuation of product sales and may impair the marketing of our products, resulting in significant loss of net revenues.

Any international operations are also subject to compliance with the U.S. Foreign Corrupt Practices Act, or FCPA, and other anti-bribery laws applicable to our operations. Although we have policies and procedures to address compliance with the FCPA and similar laws, there can be no assurance that all of our employees, agents and other partners will not take actions in violations of our policies. Any such violation could subject us to sanctions or other penalties that could negatively affect our reputation, business and operating results.

Our business is affected by seasonality.

Our business is affected by the general seasonal trends common to the retail apparel industry. This seasonality may adversely affect our business and cause our results of operations to fluctuate, and, as a result, we believe that comparisons of our operating results between different quarters within a single fiscal year are not necessarily meaningful and that results of operations in any period should not be considered indicative of the results to be expected for any future period.

The price of our common stock has in the past and may in the future fluctuate substantially, and your investment may decline in value.

The market price of our common stock has in the past and could in the future be extremely volatile. From May 2021 to July 28, 2022, the high and low prices of our common stock as quoted on the NasdaqCM was $8.80 and $0.11, respectively. The future market price of our common stock may be significantly affected by factors, such as:

• market conditions affecting the apparel industries;

• quarterly variations in our results of operations;

• changes in government regulations;

• the announcement of acquisitions by us or our competitors;

• changes in general economic and political conditions;

• volatility in the financial markets;

• results of our operations and the operations of others in our industry;

• changes in interest rates;

• threatened or actual litigation and government investigations;

• the addition or departure of key personnel;

• actions taken by our stockholders, including the sale or disposition of their shares of our common stock; and

• differences between our actual financial and operating results and those expected by investors and analysts and changes in analysts’ recommendations or projections.

These and other factors may lower the market price of our common stock, regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below the public offering price.

Furthermore, in recent years the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce the price of our common stock and materially affect the value of your investment.

In the past, securities class action litigation often has been instituted against companies following periods of volatility in the market price of their securities. This type of litigation, if directed at us, could result in substantial costs and a diversion of management’s attention and resources.

If we are not able to comply with the applicable continued listing requirements or standards of NasdaqCM, NasdaqCM could delist our common stock.

Our common stock is listed on the NasdaqCM. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards.

On May 31, 2022, we received a letter from the Listing Qualifications Staff (the “Staff”) of Nasdaq indicating that the bid price of our common stock had closed below $1.00 per share for 30 consecutive business days and, as a result, we are not in compliance with Nasdaq Listing Rule 5550(a)(2), which sets forth the minimum bid price requirement for continued listing on the Nasdaq Capital Market (the “Minimum Bid Requirement”).

Nasdaq’s notice has no immediate effect on the listing of common stock on Nasdaq. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), we were afforded a 180-calendar day grace period, through November 28, 2022, to regain compliance with the bid price requirement. Compliance can be achieved by evidencing a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days (but generally not more than 20 consecutive business days) during the 180-calendar day grace period.

If we do not regain compliance with the bid price requirement by November 28, 2022, we may be eligible for an additional 180-calendar day compliance period so long as it satisfies the criteria for initial listing on the Nasdaq Capital Market and the continued listing requirement for market value of publicly held shares and we provide written notice to Nasdaq of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. In the event we are not eligible for the second grace period, the Nasdaq staff will provide written notice that our Common Stock is subject to delisting; however, we may request a hearing before the Nasdaq Hearings Panel (the “Panel”), which request, if timely made, would stay any further suspension or delisting action by the Staff pending the conclusion of the hearing process and expiration of any extension that may be granted by the Panel.

On January 19, 2022, we received a letter from the Listing Qualifications Department of the Nasdaq notifying us that our common stock Market Value of Listed Securities (“MVLS”) had been below the minimum $35,000,000 required for continued inclusion as set forth in Nasdaq Listing Rule 5550(b)(2) (“MVLS Requirement”).

The letter also states that we would be provided 180 calendar days, or until July 18, 2022, to regain compliance with the MVLS Requirement (“Compliance Period”). If we did not regain compliance within the Compliance Period, we would receive a written notification from Nasdaq that our securities are subject to delisting. At that time, we may appeal the delisting determination to a Hearings Panel.

On July 21, 2022, we received a letter from Nasdaq stating that the Company has not regained compliance with the MVLS Standard, since our common stock was below the $35 million minimum MVLS requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(2) (the “MLVS Rule”) and had not been at least $35 million for a minimum of 10 consecutive business days at any time during the 180-day grace period granted to us.

Pursuant to the Letter, unless we requested a hearing to appeal this determination by 4:00 p.m. Eastern Time on July 28, 2022, our Common Stock would be delisted from The Nasdaq Capital Market, trading of our Common Stock would be suspended at the opening of business on August 1, 2022, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the our securities from listing and registration on Nasdaq.

On July 27, 2022, the Company requested a hearing before the Nasdaq Hearings Panel (the “Panel”) to appeal the Letter on July 21, 2022. The request for a hearing was granted and scheduled for September 8, 2022. This hearing request will stay the suspension of trading of our Common Stock, and our Common Stock will continue to trade on The Nasdaq Capital Market until the hearing process concludes and the Panel issues a written decision.

There can be no assurance that we will be successful in its efforts to maintain the Nasdaq listing. If our Common Stock and warrants cease to be listed for trading on the Nasdaq Capital Market, we would expect that our Common Stock and warrants would be traded on one of the three tiered marketplaces of the OTC Markets Group. If Nasdaq were to delist our common stock and warrants, it would be more difficult for our stockholders to dispose of our common stock or warrants and more difficult to obtain accurate price quotations on our common stock or warrants. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock or warrants are not listed on a national securities exchange.

If we are unable to implement and maintain effective internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, which could adversely affect the market price of our common stock.

We are not currently required to comply with Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting for that purpose. We have identified material weaknesses in our internal control over financial reporting. These material weaknesses relate to the fact that we do not maintain a comprehensive policies and procedures manual designed to establish internal controls over financial reporting to reduce the risk of publishing materially misstated financial statements, as well as define responsibilities and segregate incompatible duties to reduce the risk of unauthorized transactions.

We are in the process of taking steps intended to remedy these material weaknesses, and we will not be able to fully address these material weaknesses until these steps have been completed.

As a public company, we are required to maintain internal control over financial reporting and to report any material weaknesses in such internal controls. A material weakness is defined in the standards established by the Public Company Accounting Oversight Board (United States) as a deficiency, or an acquisition of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. In addition, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, at the time of our second annual report on Form 10-K, which will be for our year ending December 31, 2022. We intend to begin the process of designing, implementing and testing the internal control over financial reporting required to comply with this obligation upon the completion of this offering, which process is time consuming, costly and complex. If we fail to increase and maintain the number and expertise of our staff for our accounting and finance functions and to improve and maintain internal control over financial reporting adequate to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes- Oxley Act, we may be unable to report our financial results accurately and prevent fraud. In addition, we cannot be certain that any such steps we undertake will successfully remediate the material weaknesses or that other material weaknesses and control deficiencies will not be discovered in the future. If our remediation efforts are not successful or other material weaknesses or control deficiencies occur in the future, we may be unable to report our financial results accurately or on a timely basis, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause our stock price to decline. As a result of such failures, we could also become subject to investigations by NasdaqCM, the SEC, or other regulatory authorities, and become subject to litigation from investors and stockholders, any of which could harm our reputation and financial condition, and divert financial and management resources. Even if we are able to report our consolidated financial statements accurately and timely, if we do not make all the necessary improvements to address the material weaknesses, continued disclosure of our material weaknesses will be required in future filings with the SEC, which could reduce investor confidence in our reported results and our cause our stock price to decline.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies and smaller reporting companies, our common stock may be less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an emerging growth company, as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies. Those exemptions include, but are not limited to, a requirement to present only two years of audited financial statements, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements in our periodic reports and proxy statements, and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements. We have elected to adopt these reduced disclosure requirements. We may take advantage of these provisions until we are no longer an emerging growth company.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior December 31st, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, reduced disclosure obligations regarding executive compensation. Furthermore, as long as we are neither a “large accelerated filer” nor an “accelerated filer,” as a smaller reporting company, we would not be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

The market price of our common stock could decline significantly as a result of sales of a large number of shares of our common stock in the market after this offering. These sales, or the perception that these sales might occur, could depress the market price of our common stock or make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

We have been notified by Oasis Capital LLC (“Oasis Capital”), a holder of variable rate convertible notes, that it believes that our recent issuance of certain 20% OID Notes triggers the “most favored nations clause” in its securities purchase agreement. The demand requests that its notes be modified to provide an identical original issue discount and mirror several of the default conversion provisions of the 20% OID Notes. In addition it has demanded identical warrant coverage provided to the investors in the 20% OID Notes; Oasis Capital believes it is entitled to 4,930,328 warrants exercisable at “market” as of April 8, 2022. We believe these demands are without merit as the 20% OID Notes do not become convertible unless and until said Notes go into default at which time any “most favored nations” clause would then become pertinent. Should it later be deemed that Oasis Capital is indeed entitled to such demands, we would experience substantial additional dilution which could have a material adverse effect on the price of our securities.

INFORMATION ABOUT THE MERGER WITH SUNNYSIDE, LLC (“SUNDRY”)

The discussion in this Report of the acquisition of Sundry is subject to, and is qualified in its entirety by reference to, the Amended and Restated Membership Interest Purchase Agreement referenced below, a copy of which was filed on our Current Report on Form 8-K filed with the SEC on June 23, 2022.

General Description of the Amended and Restated Membership Interest Purchase Agreement

In January 2022, DBG signed an agreement with the holders (“Sellers”), of all of the outstanding membership interests in Sunnyside, LLC (“Sundry”) pursuant to which the Company will acquire all of the issued and outstanding membership interests of Sundry (such transaction, the “Acquisition”). On June 17, 2022, DBG into an Amended and Restated Membership Interest Purchase Agreement with the Sellers (the “Agreement”).

Pursuant to the Agreement, Sellers, as the holders of all of the outstanding membership interests of Sundry, will exchange all of such membership interests for (i) $5 million in cash, which will be paid at Closing (as defined below), of which $2.5 million is paid to each of George Levy and Matthieu Leblan; (ii) at the Sellers’ option at Closing, either (a) $7 million dollars paid in the Company’s common stock, with a par value of $0.0001 per share (the “Buyer Shares”), at $0.19 per share, which is the per share closing price of the Buyer Shares on Nasdaq on June 17, 2022 (the “Issuance Price”); or (b) $7 million in cash, to each of the Sellers, Jenny Murphy and Elodie Crichi pro rata in accordance to the percentage set forth in the Agreement; and (iii) $20 million paid in Buyer Shares at a per share price equal to the Issuance Price issued to each of the Sellers, Jenny Murphy and Elodie Crichi pro rata in accordance to the percentage set forth in the Agreement. $2.0 million of the stock to be issued paid at the closing will be deposited into escrow to cover possible indemnification obligations under the agreement.

The obligations of each of the Company and Sundry to consummate the transactions contemplated by the merger agreement are subject to specified conditions including, among other matters, the approval by Company stockholders of the issuance of shares in the Merger pursuant to the rules of Nasdaq.

The Agreement contains customary representations, warranties and covenants by the Company, the Sellers and Sundry. The closing of the Acquisition is subject to customary closing conditions and there is no assurance that we will be able to complete the Acquisition.

The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to certain closing conditions, including, but not limited to, (i) no governmental entity has issued an order or taken any other action that making the transactions contemplated by the Agreement illegal; (ii) no governmental entity has issued an order or taken any other action restraining or otherwise prohibiting the transactions contemplated by the Agreement; (iii) DBG shall have initiated a proxy solicitation for a shareholder vote to approve the issuance of Buyer Shares and the employment offer letters to George Levy and Matthew Leblan; and (iv) DBG shall have cash or rights under existing borrowing facilities that together are sufficient to pay the cash payable at Closing pursuant to the terms of the Agreement.

The Agreement may be terminated under certain customary and limited circumstances prior to the closing, including, but not limited to the following:

(i)	by mutual consent of DBG and the Seller’s Representative;

(ii)	by either the Seller’s Representative or Buyer in writing if any governmental entity has issued an order or taken any other action enjoining, restraining or otherwise prohibiting the transactions contemplated by the Agreement and such order or other action has become final and nonappealable;

(iii)	by either DBG or Sundry if a breach or default by the Sellers or Sundry or DBG in the performance of any of its material obligations under this Agreement occurs and is not cured within thirty days;

(iv)	by either Sundry or DBG in writing, if the closing has not occurred on or prior to October 15, 2022.

If any Party terminates this Agreement for any reason other than a termination of the Agreement by mutual consent of DBG and the Seller’s Representative pursuant to the Agreement, DBG will be liable to pay to the Seller’s Representative a fee of $100,000, and to the Sellers – Jenny Murphy and Elodie Crichi (pro rata in accordance to the percentage set forth in the Agreement), a total fee of $2,500,000 paid in Buyer Shares at a per share price equal to the Issuance Price.

Each Seller has agreed to indemnify and defend DBG and each of its officers, managers, members, agents, and representatives from and against all losses arising out of (i) any inaccuracy of representations and warranties of the Sellers and Sundry; and (ii) any breach of any covenant or other agreement contained in the Agreement. The Company has also agreed to indemnify and hold harmless each Seller and each of his/her representatives, jointly and severally from and against all losses arising out of (i) any inaccuracy in any representation or warranty contained in the Agreement; and (ii) any breach of any covenant or agreement of DBG contained in the Agreement.

Under applicable NasdaqCM rules, no more than 20% of our common stock, measured as of the date of the closing, may be issued in connection with the acquisition of the membership interests in Sundry.

Please note that as of the date of this Report, the Company has not arranged for nor entered into any agreements with any potential sources of financing to pay the required amounts under the aforementioned Agreement. Unless and until the Company arranges for such financing, whether through financing arrangements with third parties or through the sale of equity or debt either privately or publicly, the Company will be unable to fulfill its obligations further to the aforementioned Agreement. As stated above, if the acquisition of Sundry is not closed by October 15, 2022, the Agreement terminates. For each of these reasons, there exists a substantial doubt that the Company will be able to effect the acquisition of Sundry under the current provisions of the aforementioned acquisition agreement. Notwithstanding the foregoing, since the Company entered into the Agreement as stated above, the acquisition can be deemed “probable” under rules applicable to a company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore financial statements of Sundry are presented in this proxy statement along with unaudited pro forma financial statements giving effect to the proposed acquisition of Sundry as of January 1, 2020. However, despite the presentation of this financial information in this proxy statement, there can be no assurance that the acquisition of Sundry will in fact occur and shareholders are cautioned not to place any reliance on any pro forma financial information set forth herein giving effect to such acquisition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SUNNYSIDE, LLC (“SUNDRY”)

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the historical financial statements of the relevant entities and the pro forma financial statements and the notes thereto included elsewhere in this Report. This discussion and analysis contains forward- looking statements that involve risks and uncertainties. Sundry’s actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Sundry captures coastal casual style with a certain French Chic. Sundry is primarily a wholesale brand that we intend to transition to a digital, direct-to-consumer brand.

Net Revenue

Sundry sells its products directly to customers. Sundry also sells its products indirectly through wholesale channels that include third-party online channels and physical channels such as specialty retailers and department stores.

Cost of Net Revenue

Sundry’s cost of net revenue includes the direct cost of purchased and manufactured merchandise; inventory shrinkage; inventory adjustments due to obsolescence including excess and slow-moving inventory and lower of cost and net realizable reserves; duties; and inbound freight.

Operating Expenses

Sundry’s operating expenses include all operating costs not included in cost of net revenues and sales and marketing. These costs consist of general and administrative, fulfillment and shipping expense to the customer.

General and administrative expenses consist primarily of all payroll and payroll-related expenses, professional fees, insurance, software costs, occupancy expenses related to Sundry’s stores and to Sundry’s operations at its headquarters, including utilities, depreciation and amortization, and other costs related to the administration of its business.

Sundry’s fulfillment and shipping expenses include the cost to operate its warehouse including occupancy and labor costs to pick and pack customer orders and any return orders; packaging; and shipping costs to the customer from the warehouse and any returns from the customer to the warehouse.

Sales and Marketing

Sundry’s sales and marketing expense primarily includes digital advertising; photo shoots for wholesale and direct-to-consumer communications, including email, social media and digital advertisements; and commission expenses associated with sales representatives.

Three Months Ended March 31, 2022 compared to Three Months Ended March 31, 2021

Results of Operations

The following table presents our results of operations for the three months ended March 31, 2022 and 2021:

	Three Months Ended
	March 31,
	2022	2021
Net revenues	$5,174,138	$6,835,396
Cost of net revenues	2,931,801	3,781,992
Gross profit	2,242,337	3,053,404
Operating expenses	2,266,977	1,835,776
Operating income (loss)	(24,640)	1,217,628
Other expenses	(17,505)	(19,913)
Income (loss) before provision for income taxes	(42,145)	1,197,715
Provision for income taxes	(800)	(800)
Net income (loss)	$(42,945)	$1,196,915

Net Revenues

Revenue decreased by $1.7 million for the three months ended March 31, 2022 compared to the same period in 2021. The decrease was due to delayed product shipments that will be recognized in the second quarter of 2022.

Gross Profit

Sundry’s gross profit decreased by $0.8 million for the three months ended March 31, 2022 compared to the same period in 2021. The decrease in gross profit was primarily due to the corresponding decreases in revenues.

Sundry’s gross margin was 43.3% and 44.7% for the three months ended March 31, 2022 and 2021, respectively. The decrease in margin was due to more foreign purchases imported in 2022.

Operating Expenses

Sundry’s operating expenses increased by $0.4 million for the three months ended March 31, 2022 compared to the same period in 2021. The increase was primarily due to increased headcount and personnel costs in all departments, including general and administrative and sales.

Other Expenses

Other expenses consist of interest expense.

Net Loss

Sundry had a net loss of $43,000 in 2022 compared to a net income of $1.2 million in 2021. The decrease in net income was primarily due to lower gross profit and increased general and administrative expenses.

Cash Flow Activities

The following table presents selected captions from Sundry’s statement of cash flows for the three months ended March 31, 2022 and 2021:

	Three Months Ended
	March 31,
	2022	2021
Net cash provided by operating activities:
Net income (loss)	$(42,945)	$1,196,915
Non-cash adjustments	13,500	13,463
Change in operating assets and liabilities	111,888	(741,724)
Net cash provided by (used in) operating activities	82,443	468,654
Net cash provided by investing activities	8,852	-
Net cash provided by (used in) financing activities	208,700	(94,363)
Net change in cash	$299,995	$374,291

Cash Flows Provided By Operating Activities

Sundry’s cash provided by operating activities was $0.1 million in 2022 compared to cash used of $0.7 million in 2022. The increase in net cash provided by operating activities was primarily driven by cash provided by changes in operating assets and liabilities, partially offset by our net loss in 2022.

Cash Flows Provided By Investing Activities

In 2022, Sundry received nominal proceeds from the sale of property and equipment.

Cash Flows Provided by Financing Activities

Sundry’s cash provided by financing activities was $0.2 million in 2022, consisting of $0.5 million in related party advances partially offset by $0.2 million factor repayments and $0.1 million in member distributions. Sundry’s cash used in financing activities was $0.1 million in 2021, consisting of $0.6 million in proceeds from loans, factor repayments of $0.2 million and distributions of $0.5 million.

Year Ended December 31, 2021 compared to Year Ended December 31, 2020

The following table presents Sundry’s results of operations for the year ended December 31, 2021 and 2020:

	Year Ended
	December 31,
	2021	2020
Net revenues	$22,800,825	$19,897,696
Cost of net revenues	13,638,553	8,525,612
Gross profit	9,162,271	11,372,084
Operating expenses	8,657,442	7,625,335
Operating income	504,829	3,746,749
Other income (expense)	1,249,881	(45,527)
Income before provision for income taxes	1,754,710	3,701,222
Provision for income taxes	800	800
Net income	$1,753,911	$3,700,422

Net Revenues

Revenue increased by $2.9 million for the year ended December 31, 2021 compared to 2020. The increase was due to due to recovered customer demand after COVID-19.

Gross Profit

Sundry’s gross profit decreased by $2.2 million for the year ended December 31, 2021 compared to 2020. The decrease in gross profit was primarily due to increased product and global shipping costs

Sundry’s gross margin was 40.2% and 57.2% for the years ended December 31, 2021 and 2020, respectively.

Operating Expenses

Sundry’s operating expenses increased by $1.4 million for the year ended December 31, 2021 compared to 2020. The increase was primarily due to increased headcount and personnel costs in all departments, including general and administrative and sales.

Other Expenses

Other expenses primarily consist of interest expense. In 2022, we recorded $1.3 million in other income pertaining to PPP forgiveness.

Net Loss

Sundry had net income of $1.8 million in 2021 compared to $3.7 million in 2022. The decrease of $1.9 million was primarily due to lower gross profit and increased general and administrative expenses, partially offset by other income in 2022.

Cash Flow Activities

The following table presents selected captions from Sundry’s statement of cash flows for the years ended December 31, 2021 and 2020:

	Year Ended
	December 31,
	2021	2020
Net cash provided by operating activities:
Net income	$1,753,911	$3,700,422
Non-cash adjustments	$(1,255,981)	$149,618
Change in operating assets and liabilities	$421,928	$(1,880,989)
Net cash provided by (used in) operating activities	$919,859	$1,969,051
Net cash used in investing activities	$-	$(11,430)
Net cash provided by (used in) financing activities	$(1,236,063)	$(1,429,829)
Net change in cash	$(316,204)	$527,792

Cash Flows Provided By Operating Activities

Sundry’s cash provided by operating activities was $0.9 million in 2021 compared to cash provided of $2.0 million in 2020. The decrease in net cash provided by operating activities was primarily driven by the lower net income and non-cash items, partially offset by cash provided by changes in operating assets and liabilities, partially offset by Sundry’s net loss in 2022.

Cash Flows Provided By Investing Activities

In 2020, Sundry purchased a nominal amount of property and equipment.

Cash Flows Provided by Financing Activities

Sundry’s cash used in financing activities was $1.2 million in 2021, consisting of $1.9 million in member distributions partially offset by loan proceeds of $0.4 million and factor advances of $0.1 million. Sundry’s cash used in financing activities was $1.4 million in 2020, consisting of $2.0 million in member distributions and factor repayments of $0.3 million, partially offset by loan proceeds of $0.8 million.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information presents the unaudited pro forma combined balance sheet and statement of operations based upon the combined historical financial statements of DBG and Sundry after giving effect to the business combinations and adjustments described in the accompanying notes.

The unaudited pro forma combined balance sheets of DBG and Sundry as of March 31, 2022 has been prepared to reflect the effects of the acquisition as if it occurred on March 31, 2022. The unaudited pro forma combined statements of operations for the three months ended March 31, 2022 combine the historical results and operations of DBG and Sundry giving effect to the transaction as if it occurred on January 1, 2022. The unaudited pro forma combined statements of operations for the year ended December 31, 2021 combine the historical results and operations of DBG, Harper & Jones, Stateside and Sundry giving effect to the transactions as if they occurred on January 1, 2021.

The unaudited pro forma combined financial information should be read in conjunction with the audited and unaudited historical financial statements of each of DBG, Harper & Jones, Stateside and Sundry and the notes thereto. Additional information about the basis of presentation of this information is provided in Note 2 below.

The unaudited pro forma combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma adjustments reflecting the transaction have been prepared in accordance with business combination accounting guidance as provided in Accounting Standards Codification Topic 805, Business Combinations and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon the preliminary estimate of fair values, using the assumptions set forth in the notes to the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. In connection with the pro forma financial information, DBG allocated the purchase price using its best estimates of fair value. Accordingly, the pro forma acquisition price adjustments are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. The unaudited pro forma combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transaction or any integration costs.

Furthermore, the unaudited pro forma combined statements of operations do not include certain nonrecurring charges and the related tax effects which result directly from the transaction as described in the notes to the unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2022

				Pro Forma	Pro Forma
	DBG	Sundry	Total	Adjustments	Combined
Net revenues	$3,432,410	$5,174,138	$8,606,548	$-	$8,606,548
Cost of net revenues	1,958,911	2,931,801	4,890,712	-	4,890,712
Gross profit	1,473,499	2,242,336	3,715,836	-	3,715,836

Operating expenses:
General and administrative	4,611,235	972,884	5,584,119	1,204,113	6,788,232
Sales and marketing	1,040,572	985,403	2,025,975	-	2,025,975
Distribution	202,848	308,690	511,538	-	511,538
Change in fair value of contingent consideration	1,200,321	-	1,200,321	-	1,200,321
Total operating expenses	7,054,976	2,266,977	9,321,953	1,204,113	10,526,066

Loss from operations	(5,581,477)	(24,640)	(5,606,117)	(1,204,113)	(6,810,230)

Other income (expense):
Interest expense	(1,567,877)	(17,505)	(1,585,382)	-	(1,585,382)
Other non-operating income (expenses)	(683,588)	-	(683,588)	-	(683,588)
Total other income (expense), net	(2,251,465)	(17,505)	(2,268,970)	-	(2,268,970)

Income tax benefit (provision)	-	(800)	(800)	-	(800)
Net income (loss)	$(7,832,942)	$(42,945)	$(7,875,887)	$(1,204,113)	$(9,080,000)

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE
YEAR ENDED DECEMBER 31, 2021

						Pro Forma		Pro Forma
	DBG	H&J	Stateside	Sundry	Total	Adjustments		Combined
Net revenues	$7,584,859	$980,261	$3,269,481	$22,800,825	$34,635,426	$-		$34,635,426
Cost of net revenues	4,689,200	350,004	1,194,693	13,638,553	19,872,450	-		19,872,450
Gross profit	2,895,659	630,257	2,074,788	9,162,271	14,762,976	-		14,762,976

Operating expenses:
General and administrative	17,779,903	410,891	1,147,168	3,201,811	22,539,773	6,197,028	(a)	28,736,800
Sales and marketing	3,810,583	349,338	514,742	4,374,667	9,049,330	-		9,049,330
Distribution	489,371	-	115,286	1,080,964	1,685,621	-		1,685,621
Impairment of intangible assets	3,400,000	-	-	-	3,400,000	-		3,400,000
Change in fair value of contingent consideration	8,764,460	-	-	-	8,764,460	-		8,764,460
Total operating expenses	34,244,317	760,229	1,777,195	8,657,442	45,439,184	6,197,028		51,636,212

Loss from operations	(31,348,658)	(129,972)	297,593	504,829	(30,676,207)	(6,197,028)		(36,873,235)

Other income (expense):
Interest expense	(3,663,921)	(33,668)	-	(70,018)	(3,767,607)	(1,344,000)	(b)	(5,111,607)
Other non-operating income (expenses)	1,554,502	-	(12,494)	1,319,899	2,861,907	(1,319,899)	(c)	1,542,008
Total other income (expense), net	(2,109,419)	(33,668)	(12,494)	1,249,881	(905,699)	(2,663,899)		(3,569,598)

Income tax benefit (provision)	1,100,120	-	-	(800)	1,099,320	-		1,099,320
Net income (loss)	$(32,357,957)	$(163,640)	$285,099	$1,753,911	$(30,482,587)	$(8,860,927)		$(39,343,514)

UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF MARCH 31, 2022

				Pro Forma		Pro Forma
	DBG	Sundry	Total	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$566,013	$717,230	$1,283,243	$-		$1,283,243
Accounts receivable, net	138,948	144,826	283,774	-		283,774
Due from factor, net	879,042	813,638	1,692,680	-		1,692,680
Inventory	2,492,605	4,999,496	7,492,101	-		7,492,101
Prepaid expenses and other current assets	544,269	196,460	740,729	-		740,729
Total current assets	4,620,877	6,871,649	11,492,526	-		11,492,526
Deferred offering costs	367,696	-	367,696	-		367,696
Property, equipment and software, net	88,650	139,602	228,252	-		228,252
Goodwill	18,264,822	-	18,264,822	3,716,276	(b)	21,981,098
Intangible assets, net	12,303,501	-	12,303,501	22,658,177	(a), (b)	34,961,678
Deposits	137,794	19,742	157,536	-		157,536
Right of use asset	250,244		250,244			250,244
Total assets	$36,033,584	$7,030,993	$43,064,577	$26,374,453		$69,439,030

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$8,535,132	$1,508,137	$10,043,269	$-		$10,043,269
Accrued expenses and other liabilities	2,906,659	601,423	3,508,082	-		3,508,082
Deferred revenue	348,104	-	348,104	-		348,104
Due to related parties	256,530	500,000	756,530	-		756,530
Contingent consideration liability	13,379,797	-	13,379,797	-		13,379,797
Convertible notes, current	100,000	-	100,000	-		100,000
Accrued interest payable	1,561,467	-	1,561,467	-		1,561,467
Note payable - related party	309,489	-	309,489	-		309,489
Venture debt, net of discount	6,251,755	-	6,251,755	-		6,251,755
Loan payable, current	3,502,000	-	3,502,000	-		3,502,000
Promissory note payable, current	3,500,000	-	3,500,000	-		3,500,000
Right of use liability, current portion	198,686		198,686	-		198,686
Total current liabilities	40,849,619	2,609,560	43,459,179	-		43,459,179
Convertible note payable, net	5,671,267	-	5,671,267	-		5,671,267
Loan payable	366,764	-	366,764	-		366,764
Derivative liability	2,664,171	-	2,664,171	-		2,664,171
Warrant liability	12,253	-	12,253	-		12,253
Right of use liability	51,558		51,558	-		51,558
Total liabilities	49,615,632	2,609,560	52,225,192	-		52,225,192

Stockholders' equity (deficit):
Common stock	1,387	-	1,387	-		1,387
Additional paid-in capital	59,953,461	-	59,953,461	32,000,000	(b)	91,953,461
Members' equity	-	4,421,434	4,421,434	(4,421,434)	(b)	-
Accumulated deficit	(73,536,896)	-	(73,536,896)	(1,204,113)		(74,741,009)
Total stockholders' equity (deficit)	(13,582,048)	4,421,434	(9,160,614)	26,374,453		17,213,839
Total liabilities and stockholders' equity (deficit)	$36,033,584	$7,030,993	$43,064,577	$26,374,453		$69,439,030

NOTES TO THE UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1.	Description of Transactions

On February 12, 2020, the Company entered into an Agreement and Plan of Merger with Bailey 44, LLC (“Bailey”), a Delaware limited liability company. On the acquisition date, Bailey 44 , LLC became a wholly owned subsidiary of the Company.

On May 18, 2021, the Company closed its acquisition of Harper & Jones, LLC (“H&J”) pursuant to its Membership Interest Stock Purchase Agreement with D. Jones Tailored Collection, Ltd. to purchase 100% of the issued and outstanding equity of Harper & Jones, LLC. On the acquisition date, H&J became a wholly owned subsidiary of the Company.

On August 30, 2021, the Company closed its acquisition of Mosbest, LLC dba Stateside (“Stateside”) pursuant to its Membership Interest Purchase Agreement with Moise Emquies to purchase 100% of the issued and outstanding equity of Stateside. On the acquisition date, Stateside became a wholly owned subsidiary of the Company.

Sundry

On June 17, 2022, Digital Brands Group, Inc., a Delaware corporation (the “Company” or “DBG”), entered into an Amended and Restated Membership Interest Purchase Agreement (the “Agreement”) with Moise Emquies, George Levy, Matthieu Leblan and Carol Ann Emquies (“Sellers”), Sunnyside, LLC, a California limited liability company (“Sundry”), and George Levy as the Sellers’ representative (the “Sellers’ Representative”), pursuant to which the Company will acquire all of the issued and outstanding membership interests of Sundry (such transaction, the “Acquisition”). Sellers and DBG are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

Pursuant to the Agreement, Sellers, as the holders of all of the outstanding membership interests of Sundry, will exchange all of such membership interests for (i) $5 million in cash, which will be paid at Closing (as defined below), of which $2.5 million is paid to each of George Levy and Matthieu Leblan; (ii) at the Sellers’ option at Closing, either (a) $7 million dollars paid in the Company’s common stock, with a par value of $0.0001 per share (the “Buyer Shares”), at $0.19 per share, which is the per share closing price of the Buyer Shares on Nasdaq on June 17, 2022 (the “Issuance Price”); or (b) $7 million in cash, to each of the Sellers, Jenny Murphy and Elodie Crichi pro rata in accordance to the percentage set forth in the Agreement; and (iii) $20 million paid in Buyer Shares at a per share price equal to the Issuance Price issued to each of the Sellers, Jenny Murphy and Elodie Crichi pro rata in accordance to the percentage set forth in the Agreement.

Subject to the terms of the Agreement, the Acquisition shall close (the “Closing”) on a date no later than two (2) Business Days after the conditions to Closing set forth in the Agreement has been satisfied or waived. At Closing, DBG and each of the Sellers will enter a registration rights agreement to provide registration rights with respect to the Buyer Shares issuable pursuant to the Agreement, and an escrow agreement, in forms agreed to by the parties.

2.	Basis of Presentation

The historical financial information has been adjusted to give pro forma effect to events that are directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined balance sheets and unaudited pro forma combined statements of operations, expected to have a continuing impact on the combined results.

The transactions were accounted for as a business acquisition whereas Harper & Jones, Stateside and Sundry are the accounting acquirees and DBG is the accounting acquirer.

3.	Consideration Transferred - Sundry

Cash	$12,000,000
Common stock	20,000,000
Purchase price consideration	$32,000,000

For the purpose of the pro forma consideration, the $7.0 million Seller option was included as cash consideration. As a result of the acquisition, DBG recorded pro forma intangible assets of $23,862,890,including $14,449,360 attributable to brand name and $9,412,930 attributable to customer relationships. DBG recorded $3,716,276 in pro forma goodwill representing the remaining excess purchase price of the fair value of net assets acquired and liabilities assumed.

The following table shows the preliminary allocation of the purchase price for Sundry to the acquired net identifiable assets and pro forma goodwill:

Assets acquired	$7,030,993
Goodwill	3,716,276
Intangible assets	23,862,290
Liabilities assumed	(2,609,560)
Purchase price consideration	$32,000,000

(a)	To recognize depreciation on the acquired entities’ property and equipment, and amortization on the intangible assets recorded as a result of the acquisition.

(b)	To record the purchase price allocation of the Sundry pro forma acquisition, including the recognition of goodwill and intangible assets, purchase price consideration by DBG, and elimination of Sundry’s equity.

(c)	To eliminate the Sundry PPP forgiveness.

Forward-Looking Statements

Certain statements included in this release are “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the acquisition and the ability to meet the closing conditions required to complete the acquisition. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting DBG and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates, however, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements regarding DBG’s plans, objectives, projections and expectations relating to DBG’s operations or financial performance, and assumptions related thereto are forward-looking statements. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. DBG undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Potential risks and uncertainties that could cause the actual results of operations or financial condition of DBG to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: risks arising from the widespread outbreak of an illness or any other communicable disease, or any other public health crisis, including the coronavirus (COVID-19) global pandemic; the level of consumer demand for apparel and accessories; disruption to DBG’s distribution system; the financial strength of DBG's customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; DBG’s response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior; intense competition from online retailers; manufacturing and product innovation; increasing pressure on margins; DBG’s ability to implement its business strategy; DBG’s ability to grow its wholesale and direct-to-consumer businesses; retail industry changes and challenges; DBG’s and its vendors' ability to maintain the strength and security of information technology systems; the risk that DBG’s facilities and systems and those of our third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; DBG’s ability to properly collect, use, manage and secure consumer and employee data; stability of DBG’s manufacturing facilities and foreign suppliers; continued use by DBG’s suppliers of ethical business practices; DBG’s ability to accurately forecast demand for products; continuity of members of DBG’s management; DBG’s ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; DBG’s ability to execute and integrate acquisitions; changes in tax laws and liabilities; legal, regulatory, political and economic risks; adverse or unexpected weather conditions; DBG’s indebtedness and its ability to obtain financing on favorable terms, if needed, could prevent DBG from fulfilling its financial obligations; and climate change and increased focus on sustainability issues. More information on potential factors that could affect DBG’s financial results is included from time to time in DBG’s public reports filed with the SEC, including DBG’s Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q, and Forms 8-K filed or furnished with the SEC.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
23.1	Consent of dbbmckennon for Harper & Jones LLC
23.2	Consent of dbbmckennon for Sunnyside, LLC
23.3	Consent of Armanino LLP for MOSBEST, LLC
23.4	Consent of Armanino LLP for Sunnyside, LLC
99.1	Audited balance sheets of Harper & Jones, LLC (the “H&J”) as of December 31, 2020 and 2019, and the related statements of operations, members’ deficit, and cash flows, for the years then ended, and the related notes
99.2	Audited balance sheet of Mosbest, LLC, dba Stateside (“Stateside”) as of December 31, 2020, and the related statements of operations, member’s equity, and cash flows for the year then ended
99.3	Audited balance sheets of Sunnyside LLC (“Sundry”) as of December 31, 2021 and 2020 and the related statements of operations, members’ equity, and cash flows for the years then ended
99.4	Unaudited balance sheets of Sunnyside, LLC as of March 31, 2022 and December 31, 2021, and statements of operations for the three months ended March 31, 2022 and March 31, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL BRANDS GROUP, INC.

Date: August 2, 2022

	By:	/s/ John Hilburn Davis IV
	Name:	John Hilburn Davis IV
	Title:	President and Chief Executive Officer